EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement of Sterling Gold Corp. (an exploration stage company) on Form SB-2 of our Report of Independent Registered Public Accounting Firm, dated April 25, 2007, except for note 11(b) which is as of May 11, 2007, on the balance sheet of Sterling Gold Corp. (an exploration stage company) as at January 31, 2007 and 2006 and the related statements of operations, cash flows and stockholders’ equity (deficiency) for each of the years ended January 31, 2007 and 2006, and for the cumulative period from January 26, 2004 (date of inception) to January 31, 2007.

In addition, we consent to the reference to us under the heading “Experts” in the Registration Statement.

Vancouver, Canada July 30, 2007	“Morgan & Company” Chartered Accountants